Exhibit 4.5

FORM OF

ENCORE BANCSHARES, INC.

EMPLOYEE RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement (“Agreement”) made effective the              day of                 ,          (“Date of Grant”), between Encore Bancshares, Inc., a Texas Corporation (the “Company”), and                          (“Employee”).

1. Definitions. Capitalized terms used, but not defined, herein shall have the meanings assigned to such terms in the Plan, and the following terms shall have the following meanings:

(a) “Board” means the board of directors of the Company.

(b) “Cause” means:

(i)	Employee’s theft or embezzlement from the Company or its Affiliates;

(ii)	Employee’s disclosure of trade secrets of the Company or its Affiliates;

(iii)	Employee’s failure to perform his/her job duties and services resulting in a material adverse effect on the Company or its affiliates; or

(iv)	Employee’s commission of a willful, felonious act while in the employment of the Company or its affiliates.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Disability” means the Employee’s incapability of performing services for the Employer of the kind Employee was performing by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The Employer shall determine whether Employee is disabled based on the opinion of a physician selected by the Committee. The date of determination of Disability shall be the date of such determination by such physician.

(e) “Employer” means the Company or an Affiliate.

(f) “Forfeiture Restrictions” means the prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment as described in Section 3(a).

(g) “Good Reason” means:

(i)	a material diminution in Employee’s base salary;

(ii)	a material diminution in Employee’s authority, duties, or responsibilities;

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, including a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	a material diminution in the budget over which Employee retains authority;

(v)	a change of more than 35 miles in the geographic location at which Employee must perform services; or

(v)	any other action or inaction that constitutes a material breach by the Employer of the agreement, if any, under which Employee provides services.

In order for Employee’s voluntary termination of employment to constitute a termination for Good Reason, (1) Employee must have given the Employer written notice of the event or events constituting Good Reason within ninety (90) days of the initial occurrence of such event or events, (2) the Employer must have failed to cure such event or events within thirty (30) days after receipt of the notice described in (1), and Employee must terminate employment within fifteen (15) days after the Employer’s failure to cure.

(h) “Plan” means the Encore Bancshares, Inc. 2008 Stock Awards and Incentive Plan.

(i) “Stock” means the Company’s common stock, par value $1.00 per share.

2. Award. The Company hereby makes a grant of Restricted Shares (as defined below) subject to the terms and conditions contained herein and in the Plan.

(a) Shares. Pursuant to the Plan,          shares (the “Restricted Shares”) of Stock shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.

(b) Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

3. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. To the extent then subject to the Forfeiture Restrictions, the Restricted Shares granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Employee, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Employee or any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares. In the event that the Employee’s employment with the Employer is terminated by the Employer for Cause or by the Employee’s voluntary resignation without Good Reason prior to the lapse of the Forfeiture Restrictions as provided below, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.

Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may cause the Forfeiture Restrictions to lapse with respect to all or a portion of the Restricted Shares at any time.

(b) Earned Shares. As of                         , a percentage of Restricted Shares, rounded up to the nearest whole Share, shall become “Earned Shares” as a result of the Company achieving one or more performance goals established by the Committee that are based on one or more of the following measures: the price of a share of the Company’s common stock, the Company’s earnings per share, the Company’s net earnings, the earnings of a business unit of the Company designated by the Committee, the return on shareholders’ equity achieved by the Company, the Company’s return on assets, the Company’s net interest margin, or the Company’s efficiency ratio, in accordance with the following schedule:

Specific Performance Target	Percentage of Restricted Shares Becoming Earned Shares

Any Restricted Shares that do not become Earned Shares shall be forfeited by Employee.

Notwithstanding the foregoing, 83 1/3% of the Restricted Shares shall become Earned Shares, and the Forfeiture Restrictions shall immediately lapse with respect to such Earned Shares, upon the occurrence of any of the following prior to                         : (i) the Employer’s termination of Employee’s employment for any reason other than for Cause, (ii) Employee’s voluntary termination of employment with the Employer for Good Reason, or (iii) Employee’s death or Disability if the Employee is employed by the Employer at the time of death or Disability. If a Change of Control occurs prior to                          and the Employee is employed by the Employer at such time, all of the Restricted Shares shall become Earned Shares and the Forfeiture Restrictions shall immediately lapse with respect to such Earned Shares.

(c) Lapse of Forfeiture Restrictions. Except as provided in paragraph (b), the Forfeiture Restrictions shall lapse and cease to apply to Earned Shares according to the following schedule, rounded up to the nearest whole Share:

Date	Percentage of Earned Shares With Respect to Which Forfeiture Restrictions Lapse

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse with respect to all Earned Shares upon the occurrence of any of the following on or after                         : (i) the Employer’s termination of Employee’s employment for any reason other than for Cause, (ii) Employee’s voluntary termination of employment with the Employer for Good Reason, or (iii) Employee’s death or Disability if the Employee is employed by the Employer at the time of death or Disability.

If a Change of Control occurs on or after                          and the Employee is employed by the Employer at such time, the Forfeiture Restrictions shall immediately lapse with respect to all of the Earned Shares.

Restricted Shares with respect to which Forfeiture Restrictions have lapsed shall cease to be subject to any Forfeiture Restrictions, and the Company, pending receipt of Employee’s payment of corresponding taxes, shall provide the Employee a certificate (without the legend referenced in Section 3(d) below) representing the shares as to which the Forfeiture Restrictions have lapsed.

(d) Certificates. One or more certificates evidencing the Restricted Shares shall be issued by the Company in Employee’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement. Each certificate shall bear the following legend:

The shares evidenced by this certificate have been issued pursuant to an agreement effective                         , a copy of which may be obtained by contacting the Company’s Secretary, between the Company and the registered holder of the shares and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of stock evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such shares may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate or certificates to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. Upon request of the Committee, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall deliver to Employee a certificate without legend evidencing the vested Restricted Shares with respect to which Forfeiture Restrictions have lapsed, and shall retain a certificate representing unvested Restricted Shares still subject to Forfeiture Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

4. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal, state, or local income tax purposes, Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Committee may permit payment of such taxes to be made through the tender of cash or stock, the withholding of Stock out of shares otherwise distributable or any other arrangement satisfactory to the Committee. The Company shall, to the extent permitted by law, have the right to withhold delivery of a stock certificate under Section 3(d) above or to deduct any such taxes from any payment of any kind otherwise due to the Employee.

If Employee makes an election under Section 83(b) of the Code with respect to the Restricted Shares, Employee shall promptly notify the Committee of such election. Failure to notify the Committee of any tax election made by Employee may, in the discretion of the Committee, result in the forfeiture of the Restricted Shares.

5. Status of Stock. Employee agrees that, notwithstanding anything to the contrary herein, the Restricted Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that certificates shall bear the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6. Changes in Capital Structure. If the outstanding shares of Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares of Stock or other securities constituting the Restricted Shares shall be appropriately and equitably adjusted in accordance with the terms of the Plan.

7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Employer as long as Employee remains an employee of the Employer, any successor corporation or a parent or subsidiary of the Company or any successor thereto. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Employee the right to continue in the employ of the Employer, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Employee and the Employer.

8. Compliance with Securities Laws. Upon request, Employee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Compliance with Laws. Notwithstanding any of the other provisions of this Agreement, the Company will not be obligated to issue any shares of Restricted Stock pursuant to this Agreement if the issuance of such shares would constitute a violation by Employee or by the Company of any provision of any law or regulation of any governmental authority.

10. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Shares.

11. Resolution of Disputes. Any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and any such determination and any interpretation by the Committee of the terms of the Plan or this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Employee, and Employee’s heirs, personal representatives and successors.

12. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices given by Employee shall be directed to Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Corporate Secretary. Any notice given by the Company to Employee directed to Employee at the address on file with the Company shall be effective to bind Employee and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Employee of the existence, maturity or termination of any of Employee’s rights hereunder and Employee shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Employee’s rights or privileges hereunder.

13. Binding Effect. The provisions of the Plan and the terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Employee, including, without limitation, Employee’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Employee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

14. Contract Terms. Notwithstanding the provisions of this Agreement, if Employee has entered into a separate contract or agreement with the Employer that affects the Restricted Shares issued hereunder, the provisions of this Agreement shall control over any inconsistent provisions of such contracts or agreements.

15. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a duly authorized officer of the Company and by Employee, except to the extent such modification occurs pursuant to an amendment of the Plan made in accordance with Sections XII or XIII of the Plan.

16. Agreement Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date of first above written.

COMPANY

By:

Name:

Title:

EMPLOYEE

By:

Name: